EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Collegiate Pacific Inc.

     We have issued our report dated August 15, 2003 accompanying the consolidated financial statements of Collegiate Pacific Inc. and subsidiaries included in Amendment No. 1 on Form 10-KSB/A to the Annual Report on Form 10-KSB for the year ended June 30, 2003, which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under caption “Experts.”

/s/GRANT THORNTON LLP

Dallas, Texas
June 8, 2004